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                                                                      EXHIBIT 16

                  [LETTERHEAD OF JONES, JENSEN & COMPANY, LLC]


March 27, 2000

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

RE:  Icon Systems, Inc., a Nevada corporation
     Commission File No. 0-21899

Ladies and Gentlemen:

     We were previously the independent accountants for the Company and on July 17, 1998 we reported on the financial statements of the Company for the fiscal years ended June 30, 1998 and 1997. We were dismissed as the independent accountants of Icon Systems, Inc. on October 3, 1999.

     We have read the Company's statements included under Item 4a of its current Report on Form 8-K dated October 3, 1999 and have no disagreements with the disclosure made therein.

Very truly yours,

/s/  JONES, JENSEN & COMPANY
----------------------------
     Jones, Jensen & Company